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EXHIBIT 99.3

COI Solutions, Inc. Officer Agreement Renewal

     THIS AGREEMENT made this third day of January, 1999, among COI Solutions, Inc., a corporation duly incorporated under the laws of Nevada, having its head office at Las Vegas, (the "Company ") and CR&J Management Inc. a corporation duly incorporated under the laws of Delaware, having its head office at Wilmington and Robert W. Wilder, (Co Name and Robert W. Wilder are hereinafter referred to collectively as the "Officer").

WHEREAS:

     1. The Company is engaged in the design, sourcing, development, licensing, marketing and distribution of various telecommunications products, concepts and related consulting services to both business and consumer markets.

     2. The Company and the Officer have agreed to enter into an employment relationship for their mutual benefit;

     NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

1. Duties

     The Company appoints the Officer to undertake the duties and exercise the powers as President and Chief Executive Officer, of the Company as may be requested of the Officer by the Board of Directors of the Company, and in the other offices to which he may be appointed by any subsidiary companies of the Company, and the Officer accepts the office together with the initial mandate established by the Board of Directors outlined in Schedule A hereto, on the terms, and conditions set forth in this Agreement.

2. Term

     The appointment is a renewal of the agreement signed on July 1 1998, shall commence with effect from January 3, 1999, for a minimum of three years and shall continue thereafter until terminated in accordance with the provisions of this Agreement.

3. Compensation

     (1) The fixed remuneration of the Officer for his services shall be at the rate of US$120,000.00 for the first year of this renewal agreement for employment pursuant to this contract commencing January 3, 1999. The fixed remuneration will be payable in equal installments monthly in arrears in each month during the Term. The fixed remuneration shall be reviewed 90 days prior to the anniversary of employment pursuant to this contract. The review will be undertaken by assessing the Officer's achievement of the over-all objectives


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established by the Company and by having regard to the market rates of remuneration paid in the United States for similar duties and responsibilities.

     (2) In addition to the fixed remuneration, the Officer shall be entitled to receive such bonus remuneration, and to participate in officer incentive and stock option plans, if any, in respect of each year of employment during the Term, as the Board of Directors of the Company or any committee thereof, in its sole discretion may authorize.

4. Benefits

     (1) Automobile Allowance. The Officer shall be provided with an automobile allowance of US$650.00 per month plus reimbursement for fuel expenses generated by the use of the automobile on behalf of the Company on the provision by the Officer or receipts acceptable to the Company in connection with it.

     (2) Expenses. It is understood and agreed that the Officer will incur expenses in connection with his duties under this Agreement. The Company will reimburse the Officer for any expenses provided that the Officer provides to the Company an itemized written account acceptable to the Company with thirty days after they have been incurred. The Officer will not be reimbursed for any item in excess of US$5,000.00 unless approved in advance by the Board of Directors

     (3) Benefit Plans. The Officer shall participate in all benefit plans which the Company provides from time to time to employees of the Company generally in accordance with and subject to the terms of the applicable fund, plan or arrangement in effect to the Company from time to time.

5. Pro-Rata Entitlement In the Event of Termination.

     (1) If the Officer's employment is terminated for reasons determined by the Officer whatsoever, the Officer shall receive the appropriate pro rata portion of the Officer's Compensation, Benefits and My earned bonus remuneration (if any) in respect of the year of employment in which the effective date of the termination of employment occur&

     (2) Should the Officers employment be terminated by any other(s), the Officer will receive all Compensation, Benefits and any

6.  Authority

     The Officer shall have, subject always to the general or specific instructions and directions of the Board of Directors of the Company, full power and authority to manage and direct the business and affairs of the Company (except only the matters and duties as by law must be transacted or performed by the Board of Directors or by the shareholders of the Company in general meeting), including power and authority to enter into contracts, engagements or commitments of every nature of kind in the name of and on behalf of the Company and to engage and employ and to dismiss all managers and other employees and agents of the Company other than officers of the Company, provided

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always that no contract shall be made which might involve the Company in an Expenditure exceeding US$50,000.00 and no person shall be engaged or appointed as an employee of the Company at remuneration in excess of US$100,000.00 per annum without, in each case, the prior approval of the Board of Directors

     (2) The Officer shall conform to all lawful instructions and directions given to him by the Board of Directors of the Company, and obey and carry out the bylaws of the Company.

7. Service

     (1) The Officer, throughout the term of his appointment, shall devote his full time and attention to the business and affairs of the Company and its subsidiaries and shall not, without the consent in writing of the board of Directors of the Company undertake any other business or occupation or become a director, officer, employee or agent of any other company, firm or individual.

     (2) The Officer shall well and faithfully serve the Company and its subsidiaries and use his best efforts to promote the interests thereof and shall not disclose the private affairs or trade secrets of the Company and its subsidiaries to any person other than the Directors of the Company or for any purposes other than those of the Company any information he may acquire in relation to the Company's business.

     (3) The Officer may, during the Term perform duties and provide services to other entities, provided that all proposed arrangements are approved in advance by the Company, such approval not to be unreasonably withheld and that the proposed arrangements do not relate to a competitive business.

8. Non-competition

     (1) The Officer agrees with and for the benefit of the Company that for a period of six months from the date of termination of the Officer's employment, however caused, he will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm association, organization, syndicate, company or corporation, on in any manner carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the business of the Company including, without imitation, any business relating to Telecommunications within the geographical area North America-, nor will, the Officer solicit or accept business with respect to products competitive with those of the Company from any of the Company's customers, wherever situate; provided that the Officer shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of



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which public company may be in competition with the business of the
Company, provided that the Officer shall not directly or indirectly, own more than 10% of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

     (2) The Officer further agrees that, during employment pursuant to this Agreement and for a period of six months following termination of employment however caused, he will not hire or take away or cause to be hired or taken away any employee of the Company or, following termination of the Officer's employment, any employee who was in the employ of the Company during the six months preceding termination.

9 . Confidential information

     (1) The Officer acknowledges that as the President and in any other position as the Officer may hold, the Officer will acquire information about certain matters and things which are confidential to the Company ("Confidential Information"), and which information is the exclusive property of the Company including but not limited to the following:

          a. product design and manufacturing information and computer programs, codes, material% prototypes, products samples, analyses, reports;

          b. names and addresses, buying habits and preferences of present customers of the Company, as well as prospective customers and all other proprietary lists;

          c. pricing and sales policies, techniques and concepts;

          d. trade secrets; and

          e. other Confidential Information concerning the business operations or financing of the Company.

     (2) The Officer acknowledges the information as referred to in paragraph 9(1) could be used to the detriment of the Company.
Accordingly, the Officer undertakes not to disclose same to any third party either during the term of his employment except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of an officer of the Company.

     (3) The Officer acknowledges and agrees that without prejudice to any other rights of the Company, in the event of his violation or attempted violation of any of the covenants contained in paragraphs 8 and 9 of this Agreement, an injunction or any other like remedy shall be the only effective remedy or protect the Company's rights and property as set out in paragraphs 8 and 9, and that an interim injunction may be granted immediately on the commencement of any suit.

     (4) The Officer understands and agrees that the Company has a material interest in preserving the relationship it has developed with its customers against impairment by competitive activities of a former employee. Accordingly, the Officer agrees that the restrictions and

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covenants contained in paragraph 9 and those contained in paragraph 8 of this Agreement and the Officer's Agreement to it by his execution of this Agreement, are of the essence to this Agreement and constitute a material inducement to the Officer to enter into this Agreement and to employ the Officer, and that the Company would not enter into this Agreement absent an inducement. Furthermore, the claim or cause of action by the Officer against the Company whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of the covenants or restrictions provided, however, that if any provision shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

10. Intellectual Property

     (1) Intellectual Property means all legally recognized rights that result or derive from the Officer's services provided to the Company or with the knowledge, use or incorporation of Confidential Information, and includes but is not limited to developments, inventions, designs, works of authorship, topographies improvement and ideas, whether or not patentable, copyrightable or registrable, conceived or made by the Officer (individually or in collaboration with others) during the Term or which result from or derive from the Company's resources or which am reasonably related to the business of the Company.

     (2) The Officer agrees to disclose to the Company all Intellectual Property developed by the Officer during the Terra, either individually or in collaboration with others, that relates directly or indirectly to the business of the Company. The Officer acknowledges and agrees that an right title and interest of any kind whatsoever in and to such Intellectual Property and all other matters that the Officer now has or may at any time in the future acquire in or relating to the subject matter of Confidential Information and all copyrights, patents, rights to apply for patents, licenses and all other intellectual property rights that the Officer now has or may at any time in the future have in any of the foregoing is and will be the exclusive property of the Company and the Company will have absolute discretion to determine how to use this intellectual property. All work done by the Officer or any other member of the Company is a work for hire under which the Company is the first author for copyright purposes. Copyright will vest in the Company. On notice from the Company the Officer shall execute such documents and do such things, without furhter consideration but at the Company's expense as the Company will reasonably request in order to confirm the Officer's assignment of the foregoing property and rights to the Company.

     (3) The Officer hereby waives all moral rights he has or will have in the Intellectual Property. The Company may assign the benefit of this waiver to any purchaser, assignee or licensee of the Intellectual Property or of any portion of the Intellectual Property.






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11. Vacation

     The Officer shall be entitled during each year to four week's vacation. The vacation shall be taken at the time or times as the Board of Directors may determine. The Officer shall be allowed to carry forward any unused vacation into the next calendar year but not further.

12. Disability

     If the Officer shall at any time by reason of illness or mental or physical disability by incapacitated from performing his duties and at the request of the Company, furnish to the Company satisfactory evidence of the incapacity and the cause of it, he shall receive his full remuneration for the first three months or any shorter period and one-half of his full remuneration for the subsequent three consecutive months during which the incapacity shall continue. If the Officer shall continue to be incapacitated for a longer period than six consecutive months or if he shall be incapacitated at different times for more than six months in the aggregate in any period of one year, then in either case his employment and appointment shall, at the option of the Company, immediately terminate,

13. Termination of employment

     (1) The parties understand and agree that this Agreement may be terminated in the following manner in the specified circumstances:

          a. By the Officer, at any time, for any reason, on the giving of six months' written notice to the Company. The Company may waive notice, in whole or in part.

          b. By the Company, in its absolute discretion, without any notice or pay in lieu thereof, for cause. For the purposes of this Agreement, cause includes the following:

               (i) any material breach of the provisions of this Agreement;
               (ii) the commission of any act of bankruptcy by the Officer or compounding with his creditors generally;
               (iii) conviction of the Officer of a criminal offence punishable by indictment, where the cause is not prohibited by law;
               (iv) any mental or physical disability or illness which results in the Officer being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days, in any period of 365 days. Failure by the Company to rely on the provision of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

     (2) The parties understand and agree that the giving of notice or the payment of pay in lieu of notice by the Company to the Officer on termination of the Officer's employment shall not prevent the Company from alleging cause for the termination.


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     (3) On termination of employment the Officer shall immediately resign all offices held (including directorships) in the company and save as provided in this Agreement and save as the Officer may be entitled to by virtue of his shareholdings in the Company, the Officer shall not be entitled to receive any severance payment or compensation for loss of office or otherwise by reason of the resignation.

     (4) Company Property: The Officer acknowledges that all items of any and every nature or kind created or used by the Officer pursuant to the Officer's employment under this Agreement, or furnished by the Company to the Officer, and all equipment, authomobiles, credit cards, books, records, reports, files, manuals, literature, Confidential Information or other materials shall remain and be considered the exclusive property or the Company at all times and shall be surrendered to the Company, in good condition, promptly on the termination of the Officer's employment irrespective of the time, manner or cause of the termination.

14. Assignment of rights

     The rights which accrue to the Company under this Agreement shall pass to its successors or assign& The rights of the Officer under this Agreement are not assignable or transferable in any manner.

15. Notices

     (1) Any notice required or permitted to be given to the Officer shall be sufficiently given if delivered to the Officer personally or if mailed by registered mail to the Officer's address last known to the Company.

     (2) Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's Head Office at its address last known to the Officer.

16. Severability

     In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

17. Entire Agreement

     The contract constitutes the entire Agreement between the parties with respect to the employment and appointment of the Officer and no representations, promises, agreements or understandings, written or oral, express or implied, not contained in this Agreement, shall be valid or binding unless it is in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the party against whom the waiver is sought to be enforced; moreover, no valid waiver of any provision of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement at the time or shall be deemed a valid waiver of the provision at any other time.


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18. Modification of Agreement

     Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

19. Headings

     The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

20. Governing law

     This Agreement shall. be construed in accordance with the laws of the State of Nevada.

     IN WITNESS WHEREOF this Agreement has been executed by the parties to it, the day, month and year first written above.

SIGNED, SEALED AND DELIVERED in the presence oft

                                   COI SOLUTIONS, INC.

                                   per: /s/ Gary W. Evans
                                        I have authority to bind the
                                        company"

                                   CR&J Management Inc.

                                   Per: /s/ Robert W. Wilder
                                        I have authority to bind the
                                        company"

WITNESS                            /s/ Robert G. Jones


                             Schedule A

     The Company agrees to retain the professional services of CR&J Management Inc. and Robert Wilder (collectively the "Officer"). The key responsibilities of the Officer pursuant to this engagement shall be to initiate, implement and manage certain strategic business relationships of the Company including the following:

     *    Brokerage/Securities
     *    Media Relations
     *    Financial Institutions
     *    Legal and Compliance
     * Corporate Direction in accordance with the plan approved by the Board of Directors
     *    Industry relationships, negotiations and agreements
     *    Mergers and Acquisitions negotiations and agreements